                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             VERILINK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              VERILINK CORPORATION
                               145 BAYTECH DRIVE
                           SAN JOSE, CALIFORNIA 95134
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 16, 1999

     The Annual Meeting of Stockholders (the "Annual Meeting") of Verilink Corporation (the "Company"), will be held at the Company's corporate offices located at 145 Baytech Drive in San Jose, California on Tuesday, November 16, 1999, at 9:00 a.m. Pacific Daylight Time, for the following purposes:

          1. To elect two (2) Class III directors to hold office until the 2002 Annual Meeting of Stockholders and until their successors have been elected or appointed;

          2. To ratify and approve an amendment to the Company's Amended and Restated 1993 Stock Option Plan to limit the maximum number of options that may be awarded to an employee in any one fiscal year of the Company in order to ensure compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended;

          3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending June 30, 2000; and

          4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on October 1, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          Graham G. Pattison
                                          President, Chief Executive Officer
                                          and Director

San Jose, California
October 15, 1999

                             MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 15, 1999

                              VERILINK CORPORATION
                               145 BAYTECH DRIVE
                           SAN JOSE, CALIFORNIA 95134
                            ------------------------

                                PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Verilink Corporation, a Delaware corporation (the "Company"), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders to be held on Tuesday, November 16, 1999, at 9:00 a.m. Pacific Daylight Time, at the Company's corporate offices located at 145 Baytech Drive, San Jose, California and any adjournment or postponement thereof (the "Annual Meeting"). The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     The close of business on October 1, 1999 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 14,000,326 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or 7,000,164, of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Annual Meeting, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of October 1, 1999 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (b) each director and nominee for director of the Company, (c) each Named Executive Officer in the Summary Compensation Table below (see "Executive Compensation") and (d) all current executive officers, directors and nominees for director who beneficially own shares, as a group.

                                                               NUMBER OF      PERCENTAGE OF
                                                                 SHARES          SHARES
                                                              BENEFICIALLY    BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                      OWNED(1)        OWNED(2)
                  ------------------------                    ------------    -------------
Leigh S. Belden(3)..........................................    3,079,752         21.97%
Steven C. Taylor(4).........................................    2,096,789         14.96%
Beltech, Inc.(5)............................................    1,000,000          7.14%
Wellington Management Co.(6)................................      991,200          7.07%
Dimensional Fund Advisors(7)................................      811,200          5.79%
Oliver Corporation(8).......................................      800,000          5.71%
Henry L. Tinker(9)..........................................      213,813          1.51%
Howard Oringer(10)..........................................      211,833          1.51%
Stephen M. Tennis(11).......................................      157,896          1.12%
John C. Batty(12)...........................................       97,980             *
Graham G. Pattison(13)......................................       55,357             *
Thomas A. Flak(14)..........................................       35,581             *
John Major(15)..............................................       22,812             *
John A. McGuire(16).........................................       10,278             *
Robert F. Griffith..........................................          577             *
All executive officers and directors as a group (10
  persons)(17)..............................................    5,816,563         40.43%

---------------
  *  Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 1, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Verilink Corporation, 145 Baytech Drive, San Jose, California 95134.

 (2) Percentage beneficially owned is based on 14,000,326 shares of Common Stock outstanding as of October 1, 1999.

 (3) Includes (a) 1,316,869 shares owned by Leigh S. Belden, individually, and by Leigh S. Belden & Deborah Tinker Belden, or their successors, Trustees U/A Dated 12/09/88; (b) 1,050 shares owned by Baytech Associates, a California general partnership in which Mr. Belden has a 50% general partner interest; (c) 746,208 shares owned by trusts for minor children of Mr. Belden; and (d) 1,000,000 shares owned by Beltech Corporation, a Nevada corporation of which Mr. Belden is a Director and President and the Leigh
     S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder. Mr. Belden disclaims beneficial ownership as to 746,208 of these shares. Also includes options to purchase 15,625 shares exercisable within 60 days of October 1, 1999.

 (4) Includes (a) 1,280,114 shares owned by Steven C. Taylor, individually, and by Steven C. Taylor and Suzanne E. Taylor, Trustees of Steven and Suzanne Taylor Living Trust Agreement Dated June 2,

     1988; (b) 1,050 shares owned by Baytech Associates, a California general partnership interest in which Mr. Taylor has a 50% general partner interest; (c) 800,000 shares owned by the Oliver Corporation, a Nevada corporation of which Mr. Taylor is a Director and President and the Steven and Suzanne Taylor Living Trust Agreement Dated June 2, 1988 is the sole shareholder. Also includes options to purchase 15,625 shares exercisable within 60 days of October 1, 1999.

 (5) Beltech, Inc., 940 Southwood Blvd., Suite 201, Incline Village, NV 89452.

 (6) As reported in a Schedule 13G filed by Wellington Management Co., as of December 31, 1998, includes 991,200 shares as to which Wellington Management Co. shared voting and investment power. Wellington Management Co., 75 State Street, Boston, MA 02109.

 (7) As reported in a Schedule 13G filed by Dimensional Fund Advisors, as of December 31, 1998, includes 811,200 shares as to which Dimensional Fund Advisors sole voting and investment power. Dimensional Fund Advisors, 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

 (8) Oliver Corporation, 940 Southwood Blvd., Suite 201, Incline Village, NV 89452.

 (9) Includes options to purchase 120,416 shares exercisable within 60 days of October 1, 1999.

(10) Includes options to purchase 45,833 shares exercisable within 60 days of October 1, 1999.

(11) Includes options to purchase 100,000 shares exercisable within 60 days of October 1, 1999.

(12) Includes options to purchase 84,583 shares exercisable within 60 days of October 1, 1999.

(13) Includes options to purchase 55,357 shares exercisable within 60 days of October 1, 1999.

(14) Includes options to purchase 35,000 shares exercisable within 60 days of October 1, 1999.

(15) Includes options to purchase 12,812 shares exercisable within 60 days of October 1, 1999.

(16) Includes options to purchase 10,278 shares exercisable within 60 days of October 1, 1999.

(17) Includes options to purchase 385,529 shares exercisable within 60 days of October 1, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons the Company believes that, during fiscal 1999, all reporting persons complied with all applicable filing requirements.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The number of directors on the Board is fixed at seven (7). The Company's Certificate of Incorporation divides the Company's Board of Directors into three classes designated Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms. The Board is currently composed of two (2) Class I directors (Graham G. Pattison and John Major), two (2) Class II directors (Howard Oringer and John A. McGuire), and two (2) Class III directors (Leigh S. Belden and Steven C. Taylor), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2000, 2001 and 1999, respectively. There is currently one vacancy on the Board.

     At the Annual Meeting, the stockholders will elect two (2) Class III directors to serve a three (3) year term until the 2002 Annual Meeting of Stockholders or until their respective successors are elected or appointed and qualified or until the directors' earlier resignation or removal. In the event either of the nominees is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy. The Board of Directors has no reason to believe that the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

     Certain information about Leigh S. Belden and Steven C. Taylor, the Class III director nominees, is furnished below.

     Mr. Belden co-founded the Company and served as its President, Chief Executive Officer and Director since its inception in December 1982. In April 1999, Mr. Belden resigned as the Company's President, Chief Executive Officer. From 1980 to 1982, Mr. Belden was Vice President of Marketing for Cushman Electronics, a manufacturer of telephone central office and two-way radio test equipment. Previously, he held various international and domestic sales and marketing management positions for California Microwave. Mr. Belden received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Santa Clara University.

     Mr. Taylor co-founded the Company and has served as its Chief Technical Officer since its inception in December 1982 until his retirement in April 1999. In addition, Mr. Taylor served as Chairman of the Board of Directors from the Company's inception until January 1996, at which time he became the Vice Chairman of the Board of Directors. Previously, Mr. Taylor served as Chief Engineer of Digital Products for Culbertson Industries and California Microwave. In 1980, Mr. Taylor formed Telecommunications Consultants, Inc., a consulting firm engaged in the design and support of digital and analog communications equipment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

                     THE BOARD OF DIRECTORS AND COMMITTEES

                                                                                        DIRECTOR
                 NAME                    AGE            PRINCIPAL OCCUPATION             SINCE
                 ----                    ---            --------------------            --------
Graham G. Pattison(3)..................  49    President, Chief Executive Officer and     1999
                                               Director
Howard Oringer(1)(2)(3)................  57    Managing Director of Communications        1987
                                               Capital Group
Leigh S. Belden(1)(3)..................  50    Director                                   1982
Steven C. Taylor(1)(2).................  53    Vice Chairman of the Board                 1982
John A. McGuire(1)(2)..................  64    President, Ellipsys Technology, Inc.       1998
John Major.............................  54    President, Wireless Knowledge, Inc.        1999

---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of the Strategy Committee.

     Mr. Pattison joined the Company as its President, Chief Executive Officer and Director in April 1999. Prior to joining the Company, Mr. Pattison held various executive positions at Motorola Corporation from 1991 through April 1999 including, Corporate Vice President and General Manager of new business ventures at Motorola's new Internet and Networking Group and Vice President and General Manager of Motorola's Network System Division. Mr. Pattison received a B.S. in Electrical Engineering and a M.S. in Engineering Technology from Royal Melbourne Institute of Technology, Australia.

     Mr. Oringer has been a Director of the Company since August 1987 and Chairman of the Board of Directors since January 1996. In addition, he has been the Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993, Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of Telesciences, a manufacturer of telecommunications equipment. Mr. Oringer received a B.E. in Engineering from the Stevens Institute of Technology, an M.S. in Electrical Engineering from the California Institute of

Technology and an M.B.A. from Santa Clara University. Mr. Oringer is a member of the Board of Directors of Tekelec, Inc. and MAS Technology, Ltd.

     Mr. McGuire became a Director of the Company in July 1998. Mr. McGuire is currently the Chairman and Chief Executive Officer of Ellipsys Technology, Inc., a telecommunications company. From 1994 to 1996, Mr. McGuire was the Managing Partner of J. McGuire and Associates, a management consulting firm. From 1991 to 1994, Mr. McGuire was the President of Telescience International, a telecommunications manufacturing company. Mr. McGuire received a B.S. in Mathematics from the California State University.

     Mr. Major is president and CEO of Wireless Knowledge, Inc. Prior to joining Wireless Knowledge in November 1998, Major served as Corporate Executive Vice president of QUALCOMM Inc. and President of its Wireless Infrastructure Division. Major held several executive leadership positions at Motorola from 1977 until joining QUALCOMM in 1997. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, and a M.S. in Mechanical Engineering from the University of Illinois. He also holds a M.B.A. with distinction from Northwestern University and a J.D. from Loyola University. Major received an honorary doctorate from Westminster College in 1995.

     Other than Henry L. Tinker, who is the father-in-law of Leigh S. Belden, there are no family relationships among any of the directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors met eight (8) times during fiscal 1999. None of the directors attended fewer than 75% of all the meetings of the Board and those committees of the Board on which he served. The Chairman of the Board receives a retainer of $6,500 per quarter. The Vice Chairman of the Board receives a retainer of $6,000 per quarter. All other Non-employee Directors receive a retainer fee of $4,000 per quarter. In addition, all Non-employee Directors receive a fee of $2,000 for each Board meeting attended.

     The Audit Committee, which held two (2) meetings during fiscal 1999, currently consists of Mr. Oringer, Mr. Belden, Mr. Taylor and Mr. McGuire. The Audit Committee Chairman, Mr. Belden, receives a retainer fee of $1,750 per quarter. All other Non-employee Audit Committee Members receive a retainer fee of $1,000 per quarter. In addition, each Non-employee Audit Committee Member receives a fee of $500 for each meeting attended. The Audit Committee recommends to the Board the engagement of the firm of certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed, and monitors the effectiveness of the audit effort and the Company's financial and accounting organization and financial reporting.

     The Compensation Committee which held two (2) meetings during fiscal 1999 currently consists of Mr. Oringer, Mr. Taylor and Mr. McGuire. The Compensation Committee Chairman, Mr. McGuire, receives a retainer fee of $1,750 per quarter. All other Non-employee Compensation Committee Members receive a retainer fee of $1,000 per quarter. In addition, each Non-employee Compensation Committee Member receives a fee of $500 for each meeting attended. Its functions are to establish and review the compensation policies applicable to the Company's executive officers and to administer the 1993 Amended and Restated Stock Option Plan (the "Option Plan") and the Verilink Corporation 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan"). Stock Option grants intended to qualify as performance based compensation exempt from the deduction limit under Section 162(m) of the Internal Revenue Code will be granted by a sub-committee consisting solely of Mr. Oringer and Mr. McGuire.

     The Strategy Committee which held two (2) meetings during fiscal 1999 currently consists of Mr. Oringer, Mr. Pattison and Mr. Belden. The Strategy Committee Chairman, Mr. Belden, receives a retainer fee of $4,000 per quarter. All other Non-employee Strategy Committee Members receive a retainer fee of $2,500 per quarter. In addition, each Non-employee Strategy Committee Member receives a fee of $500 for each meeting attended. Its functions are to establish and review the strategic direction of the Company.

     In August 1999, the Board of Directors approved the payment to any Non-employee Director who consults with the Company in the amount of $1,000 for each half-day, or $2,000 for each full day. This fee is paid only for days in which the Non-employee Director is not receiving fees for attendance at Board Meetings or Committee Meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1999 Mr. Oringer, Chairman of the Company's Board of Directors and then a consultant to the Company, and Dr. David L. Lyon, a former Board Member and then a consultant to the Company, served as members of the Compensation Committee. Mr. Taylor joined the Compensation Committee after his retirement from Verilink in April, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In September 1993, the Company and Leigh S. Belden, President, Chief Executive Officer and Director of the Company, entered into a Common Stock Purchase Agreement providing for the purchase by Mr. Belden of 1,600,000 shares of the Company's Common Stock in exchange for a promissory note issued by Mr. Belden in favor of the Company in the amount of $800,000 due and payable in September 1998. In February 1998 the Company's Board of Directors extended the repayment of principal and interest under this note to September 16, 1999. The note was originally secured by 2,900,000 pledged shares (the "Original Pledged Shares") held by Leigh S. Belden and Deborah Tinker Belden, Trustees U/A Dated December 9, 1988, and Mr. Belden is not personally liable under the promissory note. In December 1995, the Company approved the transfer, free of any security interest of 1,000,000 shares of the Original Pledged Shares to Beltech, Inc., a Nevada corporation of which the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder. Subsequent to the Company's initial public offering in June 1996, the number of shares subject to the security interest was further reduced to 130,398.

     In August 1999, the number of shares subject to the security interest was increased by an additional 150,000 shares. In September 1999, the repayment schedule of the Promissory Note was modified to commence in September 2000, and continue quarterly until March 2002. The security for the Promissory Note, together with a $3,000,000 loan facility provided to Mr. Belden, was increased to 1,800,000 shares of Verilink common stock. As of June 27, 1999, $1,061,000 of principal and interest was outstanding under this Promissory Note.

     In September 1998, the Company provided Mr. Belden with a loan facility not to exceed $1,000,000 at an interest rate of 6% per annum. All loans made pursuant to the facility were originally due on or before December 31, 1998. The loan was originally unsecured. In January 1999, the maturity date was extended to December, 1999. In September 1999, the repayment date of the facility was extended to June 30, 2000. The facility was secured by a pledge of Mr. Belden's interest in Baytech Associates, a California general partnership of which Mr. Belden is a fifty percent (50%) owner, and certain prepayments were required in the event Baytech sold either or both of the properties in which it has an interest. As of June 27, 1999, $986,000 of principal and interest was outstanding under this facility.

     In October 1998, the Company agreed to guarantee $500,000 in borrowings made by Mr. Belden from CivicBank of Commerce and to provide Mr. Belden with a loan facility not to exceed $3,000,000, including the guaranty. All loans made pursuant to this loan facility were originally due on or before December 31, 1999. This loan facility was secured by a pledge of Mr. Belden's interest in Baytech Associates. In September 1999, the repayment schedule of this facility was modified to commence in September 2000, and continue quarterly until March 2002. The facility (together with the stock purchase loan described above) is now secured by a pledge of 1,800,000 shares of Verilink Common Stock. As of June 27, 1999, $2,575,000 of principal and interest was outstanding.

     In fiscal 1999, Mr. Oringer received a total of $50,000 in his capacity as a consultant to the Company and $24,737 in auto lease and operating expense reimbursement.

     The Company leases its facility located at 145 Baytech Drive in San Jose, California from Baytech Associates, a California general partnership in which Leigh S. Belden and Steven C. Taylor are the two partners, each with a fifty percent partnership interest. The Lease Agreement between the Company and Baytech was entered into in February 1986 and expires in April 2001. The Company believes this lease was made on terms that are no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company paid Baytech a total of $462,801 in lease payments in fiscal 1999 for the facility on Baytech Drive. Effective May 1999, the rent payment due under the lease increased to market value, pursuant to a provision of the lease.

     The Company subleases additional space from Baytech at 161 Nortech Drive. The original sublease between the Company and Baytech was for 26,000 square feet, and commenced in December 1996 and expires in December 2001. In fiscal 1999, the Company paid Baytech a total of $227,172 in lease payments for the facility on Nortech Drive. In September 1998, the Company agreed to lease an additional 16,000 square feet of space at 161 Nortech Drive and agreed to loan Baytech funds for leasehold improvements and rent obligations at 161 Nortech Drive, in consideration of certain lease concessions made by Baytech to the Company. The loan to Baytech was evidenced by a promissory note bearing interest at prime plus one percent (1%) and is payable out of the net lease proceeds received by Baytech from leasing the space not occupied by the Company. As of June 27, 1999, $418,000 was outstanding. In addition, the Company has guaranteed Baytech's obligations under its lease of the premises at 161 Nortech Drive. In August 1999, the Company formalized its sublease agreement with Baytech by entering into an arms-length sublease covering the entire 42,000 square feet it occupies at 161 Nortech Drive.

     During fiscal 1999 the Company paid a total of $99,000 to RC Networks in consideration for consulting services provided to the Company. Baytech holds an 3.5% ownership interest in RC Networks.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     The following tables set forth certain information concerning compensation of and stock options held by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

     The following table, together with the footnotes thereto, summarizes the total compensation for fiscal 1999 of (i) the Company's current Chief Executive Officer, (ii) The Company's former Chief Executive Officer, (iii) the four other most highly compensated executive officers of the Company who were serving as such at 1999 fiscal year end, and (iv) two additional persons who would have been included in the table if they had been serving as executive officers of the Company at 1999 fiscal year end (collectively, the "Named Officers"), as well as the total compensation paid to each Named Officer for the Company's two previous fiscal years, if applicable.

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                              ANNUAL COMPENSATION      SECURITIES
                                             ---------------------     UNDERLYING      ALL OTHER
                                   FISCAL     SALARY        BONUS       OPTIONS      COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR      ($)(1)        ($)(2)       (#)(3)           ($)
   ---------------------------     ------    ---------      ------    ------------   -------------
Graham G. Pattison (4)...........   1999        51,923          --      300,000           11,376(5)
  President, Chief Executive        1998
  Officer and Director              1997
Leigh S. Belden (6)..............   1999     1,090,750(7)       --       21,543          126,198(8)
  Director and former President     1998       245,000          --           --           92,820(9)
  and Chief Executive Officer       1997       245,000          --           --           21,923(9)
Steven C. Taylor (10)............   1999       889,845(11)      --       21,543           68,391(8)
  Vice Chairman of the              1998       245,000          --           --           67,764(9)
  Board of Directors and            1997       245,000          --           --           36,666(9)
  former Chief Technical Officer
Stephen M. Tennis................   1999       364,346(12)      --       50,000           32,299(9)
  Vice President, General           1998        96,923          --       50,000          77,135(13)
  Counsel                           1997            --          --      120,000                 --
Robert F. Griffith (14)..........   1999       374,238(15)      --       25,000           26,441(9)
  former Vice President, Sales      1998       180,000      80,000       10,000           65,816(9)
                                    1997       180,000      80,000       30,000           33,757(9)
John C. Batty....................   1999       186,300          --       65,000           24,996(9)
  Vice President, Finance and       1998       180,000      30,000       10,000           32,823(9)
  Chief Financial Officer           1997        20,077          --      100,000            1,540(9)
Henry L. Tinker..................   1999       185,300          --       50,000           45,510(9)
  Vice President, Operations        1998       179,000      20,000       60,000           83,764(9)(16)
                                    1997       179,000          --      150,000           41,922(9)
Thomas A. Flak...................   1999       162,308          --       95,000           22,591(9)
  Vice President, Marketing         1998       130,000      15,350       30,000                 --
                                    1997            --          --           --                 --

---------------
 (1) The amounts disclosed in this column include amounts deferred by the Named Executive Officers pursuant to the Company's 401 (k) Investment/Retirement Plan (the "401 (k) Plan").

 (2) The amounts disclosed in this column represent bonus amounts in the year earned.

 (3) The stock options listed in the table include the options to purchase Common Stock of the Company.

 (4) Mr. Pattison joined the Company as President and Chief Executive Officer in April 1999.

 (5) This amount represents temporary housing expenses, auto lease or auto allowances and operating expenses, and life insurance premiums paid by the Company.

 (6) Mr. Belden retired as the Company's President and Chief Executive Officer in April 1999.

 (7) This amount represents $293,750 in salary earned during fiscal year 1999, $785,000 in severance compensation paid during fiscal 1999 and $12,000 in directors compensation earned from April through June 1999.

 (8) This amount primarily represents auto lease or auto allowances and operating expenses, 401(k) Plan matching contributions, life insurance premiums, reimbursement of medical expenses and tax and legal advice expense paid by the Company.

 (9) This amount primarily represents auto lease or auto allowances and operating expenses, 401(k) Plan matching contributions, life insurance premiums and reimbursement of medical expenses paid by the Company.

(10) Mr. Taylor retired as the Company's Chief Technical Officer in April 1999.

(11) This amount represents $214,845 in salary earned during fiscal year 1999 and $675,000 in severance compensation paid during fiscal 1999.

(12) This amount represents $184,846 in salary earned during fiscal year 1999 and $179,500 in severance compensation earned during fiscal 1999. Mr. Tennis resigned as the Company's Vice President, General Counsel on June 30, 1999.

(13) This amount primarily represents auto lease or auto allowances and operating expenses, 401(k) Plan matching contributions, life insurance premiums, reimbursement of medical expenses and tax, legal advice expense and consulting fees paid by the Company.

(14) Mr. Griffith resigned as the Company's Vice President, Sales in June 1999.

(15) This amount represents $196,142 in salary earned during fiscal 1999 and $178,096 in severance compensation earned during fiscal 1999.

(16) Additionally, includes payment by Company of housing expense in the amounts of $43,064 for fiscal year 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to the grant of stock options under the Company's Amended and Restated 1993 Stock Option Plan (the "Plan") to each of the Named Executive Officers during the fiscal year ended June 27, 1999.

                                                                                     POTENTIAL REALIZABLE VALUE
                                NUMBER OF     % OF TOTAL                             AT ASSUMED ANNUAL RATE OF
                                SECURITIES     OPTIONS                                 STOCK APPRECIATION FOR
                                UNDERLYING    GRANTED TO    EXERCISE                       OPTION TERM(1)
                                 OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION   --------------------------
             NAME                GRANTED     FISCAL YEAR      SHARE        DATE          5%            10%
             ----               ----------   ------------   ---------   ----------   ----------    ------------
Graham G. Pattison............   300,000         15.4        $3.250      04/13/09     $613,172      $1,553,899
Leigh S. Belden...............    21,543         1.11        $2.875      05/03/09       38,951          98,710
Steven C. Taylor..............    21,543         1.11        $2.875      05/03/09       38,951          98,710
Stephen M. Tennis.............    25,000         1.28        $3.875      06/25/00        4,844           9,688
                                  25,000         1.28        $3.250      06/25/00        4,063           8,125
Robert F. Griffith............    25,000         1.28        $3.250      09/30/99        4,063           8,125
Henry L. Tinker...............    25,000         1.28        $4.500      11/02/08       70,751         179,296
                                  25,000         1.28        $3.250      04/13/09       51,098         129,492
John C. Batty.................    40,000         2.05        $5.250      09/01/08      132,068         334,686
                                  25,000         1.28        $3.250      04/13/09       51,098         129,492
Thomas A. Flak................    70,000         3.59        $5.250      09/01/08      231,119         585,700
                                  25,000         1.28        $3.250      04/13/09       51,098         129,492

---------------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in fiscal year 1999, and unexercised options held as of June 27, 1999, by the Named Executive Officers.

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                          SHARES                            FISCAL YEAR END(#)           FISCAL YEAR END($)(2)
                        ACQUIRED ON       VALUE        ----------------------------   ----------------------------
         NAME           EXERCISE(#)   REALIZED(1)($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----           -----------   --------------   -----------    -------------   -----------    -------------
Graham G. Pattison....      --             --            300,000               0       $    0.00       $    0.00
Leigh S. Belden.......      --             --             15,625           5,918        3,906.25        1,479.50
Steven C. Taylor......      --             --             15,625           5,918        3,906.25        1,479.50
Stephen M. Tennis.....      --             --            100,000               0            0.00            0.00
Robert F. Griffith....      --             --            101,353               0            0.00            0.00
John C. Batty.........      --             --             64,166         110,834            0.00            0.00
Henry L. Tinker.......      --             --             97,499          62,501            0.00            0.00
Thomas A. Flak........      --             --             14,375         110,625            0.00            0.00

---------------
(1) The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value on the exercise date.

(2) The value of "in-the-money" stock options represents the positive spread between the exercise price of options and $3.125, the price per share of the underlying shares of Common Stock, as reported on the Nasdaq National Market on June 27, 1999 (the last trading day of fiscal year 1999).

CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENTS AND EMPLOYMENT CONTRACTS

     The Company has entered into a Change of Control Severance Benefits Agreement (the "Agreement") with each of its executive officers. All capitalized terms in the description below have the same meaning as in the Agreement. Under the terms of the Agreement if the executive's employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within 24 months following a Change of Control, the termination will be a Covered Termination and the Company shall (i) pay the Executive a lump sum payment equal to 100% of the sum of Annual Base Pay and Annual Bonus, subject to any applicable withholding of federal, state or local taxes, (ii) fully vest all stock options held by the executive and the period of time to exercise such stock options following a Covered Termination may be extended, and (iii) continue Welfare Benefit coverage for the executive and his covered dependents under any Welfare Benefit plan or program maintained by the Company on the same terms and conditions (including cost to the executive) as in effect immediately prior to the Covered Termination, for one (1) year following the Covered termination. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under the Agreement, the executive shall execute an Employee Agreement and Release (the "Release"). Such Release shall specifically relate to all of the executive's rights and claims in existence at the time of such execution and shall confirm the executive's obligations under the Company's standard form of proprietary information agreement.

     In July 1999, the Company and each of its officers, except Steven Turner and Graham Pattison, agreed that if such officer remained employed by the Company through the relocation of the Company's San Jose, California operations to its Huntsville, Alabama facility, such officer's subsequent termination of employment prior to December 31, 1999, would be deemed a covered termination under the Change of Control Severance Benefit Agreement.

     Mr. Steven Turner, Vice President, Huntsville Strategic Business Unit, is a party to a Retention Agreement entered into between him and TxPort, Inc. on October 7, 1998. The Company assumed TxPort's obligations under that agreement when it acquired TxPort in November, 1998. The acquisition triggered the severance provisions of the Agreement, pursuant to which Mr. Turner will receive up to twelve (12) months salary if the Company terminates him without cause or he resigns for good reason with 24 months of the acquisition. Mr. Turner received a retention payment of three months' salary pursuant to the Retention Agreement.

     Mr. Graham Pattison, the Company's President and Chief Executive Officer, is a party to an Employment Agreement with the Company. Pursuant to that Agreement, Mr. Pattison is entitled to a base salary of $300,000 per annum, a guaranteed bonus, subject to certain conditions, of twenty-five percent (25%) of his base salary, and benefits generally available to executive officers of the Company. He also received temporary housing, relocation assistance, and was granted a loan facility of $600,000 to acquire housing. Mr. Pattison has not used the loan facility. In addition, Mr. Pattison will receive two year's salary and benefits if his employment is terminated without cause during the first year of employment, and one year's salary and benefits if his employment is terminated without cause during the second year of employment. In September 1999, the Company agreed to pay Mr. Pattison a bonus of $300,000 if he successfully managed the transition, prior to December 31, 1999, of the Company's San Jose, California operations to its Huntsville, Alabama facility.

     In April 1999, Mr. Belden and Mr. Taylor retired as employees and resigned as officers of the Company. The Company paid each two years' salary and the sum of $185,000 as severance benefits. In addition, the Company agreed to provide medical insurance coverage for Mr. Belden and Mr. Taylor until age 65 and to pay for that coverage for two years. The Company also agreed to grant both Mr. Belden and Mr. Taylor a Non-qualified Stock Option to acquire 15,625 shares of Verilink Common Stock.

REPORT OF THE COMPENSATION COMMITTEE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     In determining the officers' compensation levels, the Compensation Committee generally considers factors such as competitive compensation levels for officers of other high technology companies of similar revenues, profitability and growth rates among other factors. The Compensation Committee is currently composed of Mr. Oringer, Mr. McGuire and Mr. Taylor. Mr. Taylor is a former officer and employee of the Company. In addition to administering the 1993 Option Plan and the 1996 Purchase Plan, the Compensation Committee is authorized by the Board, among other things, to establish and review annually the general compensation policies applicable to the Company's executive officers, including the relationship of Company financial performance to executive compensation and the basis for the Chief Executive Officer's compensation during each fiscal year.

     Compensation Policy Regarding Deductibility. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. For the fiscal year ended June 27, 1999, no executive officer of the Company received $1 million in total compensation, nor does the Company anticipate that compensation payable to any executive officer will exceed $1 million for fiscal 2000.

                                          Compensation Committee

                                          Howard Oringer
                                          Steven C. Taylor
                                          John A. McGuire

October 15, 1999

PERFORMANCE GRAPH

     The following chart compares the cumulative total stockholder return on the Company's Common Stock since the date of the Company's initial public offering on June 10, 1996 (the "IPO") through the end of the Company's last fiscal year (June 27, 1999), with the cumulative total return on The Nasdaq Stock Market U.S. Index and the Hambrecht & Quist Technology Index during the same period. The comparison assumes $100 was invested on June 10, 1996 in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                                                     CUMULATIVE TOTAL RETURN
                              ------------------------------------------------------------------------------------------------------
                              6/10/1996  6/90   9/96   12/96   3/97   6/97   9/97   12/97   3/98   6/98   9/98   12/98   3/99   6/99
VERILINK CORPORATION            100      159    153    208      38     66     58     38      69     52     28     23     22      18
NASDAQ STOCK MARKET (U.S.)      100       97    100    105      99    117    137    129     150    155    140    181    202     221
HAMBRECHT & QUIST TECHNOLOGY    100       95    101    108     103    124    150    127     153    157    139    197    214     254

This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                 PROPOSAL NO. 2

                     APPROVAL AND RATIFICATION OF AMENDMENT
             TO THE COMPANY'S AMENDED AND RESTATED 1993 OPTION PLAN

     The Company's stockholders are being asked to act upon a proposal to approve the action taken by the Board of Directors on September 30, 1999 amending the Company's Amended and Restated 1993 Stock Option Plan (the "Option Plan") to limit the maximum number of options that may be awarded to an employee in any one fiscal year of the Company in order to ensure compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended ("the Code"). Ratification of the proposal requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal in person or by proxy.

PROPOSED AMENDMENT

     APPROVAL OF CODE SECTION 162(m) LIMITATIONS. The Board of Directors, subject to stockholder approval, adopted an amendment to the 1993 Amended and Restated Stock Option Plan (the "Plan") to limit the maximum number of options which may be awarded to an employee in any fiscal year of the Company to 1,000,000 shares. The purpose of the amendment is to ensure that any options granted under the Plan after the Annual Meeting will qualify as "performance-based compensation" under Code Section 162(m).

     Under Section 162(m), no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to its chief executive officer and each of its four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by the Company's stockholders and that specifies, among other things, the maximum number of shares with respect to which options may be granted to eligible employees under such plan during a specified period. Compensation paid pursuant to options granted under such a plan is deemed to be inherently performance-based, since such awards provide value to employees only if the stock price appreciates.

     If stockholders do not approve the Code Section 162(m) amendment, any compensation expense of the Company associated with the options granted under the Plan in excess of $1 million for any of the Company's five highest paid officers will not be deductible under the Code.

AMENDED PLAN BENEFITS

     As of the date of this Proxy Statement, no non-employee directors ("Outside Directors") and no associates of any director, executive officer or nominee for director has been granted any options subject to shareholder approval of the proposed amendment. The benefits to be received pursuant to the Option Plan amendment by the Company's directors, executive officers and employees are not determinable at this time.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE AMENDMENT TO THE COMPANY'S OPTION PLAN.

     A general description of the principal terms of the Option Plan is set forth below. Although the Company believes that the following description provides a fair summary of the material terms of the Option Plan, the description is qualified in its entirety by the text of the Option Plan, including the amendment proposed to be approved by the stockholders. Unless marked otherwise, proxies received will be voted FOR the approval and ratification of the proposed amendment to the Option Plan.

GENERAL DESCRIPTION OF OPTION PLAN.

     The following summary of the Option Plan, including the proposed amendment, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

     The Company's Option Plan was initially approved by the Board of Directors in March 1993 and initially approved by the stockholders in November 1993. In September 1996 the Board of Directors approved, and in November 1996 the stockholders ratified, an amendment to the Option Plan to increase the number of shares reserved for issuance thereunder by 750,000 shares from 3,300,000 to 4,050,000 shares. In July 1998 the Board of Directors approved, and in November 1998 the stockholders ratified, an amendment to the Option Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares from 4,050,000 to 5,050,000 shares. In April 1999 the Board of Directors approved, and in June 1999 the stockholders ratified, an amendment to the Option Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares from 5,050,000 to 6,050,000 shares. As of October 1, 1999, the number of executive officers, employees, consultants and directors of the Company and its subsidiaries that were eligible to receive grants under the Option Plan was approximately 330 persons. As of October 1, 1999, total options granted under the Plan were 12,735,812, of which 7,868,597 had been cancelled, and 2,280,968 had been exercised. Total options outstanding were 2,586,247.

     The purpose of the Option Plan is to create additional incentives for the Company's employees (including employees of any subsidiaries of the Company) and others who perform substantial services to the Company and to promote the financial success and progress of the Company by providing an opportunity to purchase shares of the Company's Common Stock pursuant to the exercise of options granted under the Option Plan. The Company may grant options that qualify as incentive stock options ("ISOs") under Section 422 of the

Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. ISOs may be granted to employees (including officers and directors who are employees) of the Company, and employees who hold certain outstanding options issued under the Company's 1983 Stock Option Plan and 1989 Directors Stock Option Plan (the "Prior Plans"), both of which Prior Plans have been terminated. Nonqualified stock options may be granted to employees, officers, directors, independent contractors and consultants of the Company and holders of certain outstanding options issued under the Prior Plans.

     In April 1996, the Option Plan was amended to provide for automatic nonqualified option grants of 30,000 shares ("Automatic Grants") to Directors who are not officers of the Company ("Non-Employee Directors") upon each Non-Employee Director's election and re-election to the Board of Directors. Automatic grants vested in equal annual amounts over a three-year period following the date of grant. Non-Employee Directors who were elected between Special Meetings received a ratable Automatic Grant. The exercise price of options granted to Non-Employee Directors will be the fair market value on the date of grant. Non-Employee Directors were not eligible to receive grants under the Option Plan other than Automatic Grants. In September 1999, the Option Plan was amended to delete the Automatic Grant provisions. As a result of this amendment, Non-employee Directors are eligible to receive option grants on the same basis as employees of the Company.

     The Board of Directors or a committee designated by the Board of Directors is authorized to administer the Option Plan in a manner that complies with Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Currently, the Option Plan is being administered by the Board of Directors, which determines which eligible individuals are granted options and the terms of such options, including the exercise price, number of shares subject to the option and the vesting and exercisability thereof; provided, the maximum term of an ISO granted under the Option Plan may not exceed 10 years.

     The exercise price of an ISO granted under the Option Plan must equal at least 100% of the fair market value of the subject stock on the grant date and the exercise price of all nonqualified stock options must equal at least 85% of the fair market value of the subject stock on the grant date. With respect to any participant who owns more than 10% of the combined voting power of all classes of stock of the Company, the exercise price of any option granted must equal at least 110% of the fair market value on the grant date and, if the option granted is an ISO, the maximum term of such ISO may not exceed 5 years. The aggregate fair market value on the date of grant of the stock for which ISOs are exercisable for the first time by an employee of the Company or an affiliate during any calendar year may not exceed $100,000.

     Nonqualified stock options and ISOs granted under the Option Plan are immediately exercisable; however, the shares of Common Stock issued upon exercise of such options typically vest over four years at the annual rate of 25% of the total shares granted on the anniversary of the grant date, provided the optionee remains continuously employed by the Company. Upon cessation of employment for any reason, the Company has the option to repurchase all, but not some, of any unvested shares of Common Stock issued upon exercise of an option under the Option Plan, within 60 days following the date of cessation of employment at a repurchase price equal to the exercise price of such shares.

     Stock options granted under the Option Plan are transferable in accordance with the terms of option agreement covering the option except incentive stock options. Incentive stock options, to the extent required by law, are not transferable other than by will or the laws of descent or distribution, and each incentive option that has not yet expired is exercisable only by the recipient during such person's lifetime, or for 12 months thereafter by the person or persons to whom the incentive option passes by will or the laws of descent or distribution. The Option Plan may be amended at any time by the Board of Directors, although certain amendments require stockholder approval. The Option Plan will terminate on March 1, 2003 unless earlier terminated by the Board of Directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following summarizes only the federal income tax consequences of stock options granted under the Option Plan. State and local tax consequences may differ.

     The grant of a nonqualified stock option under the Option Plan will not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a nonqualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. Subject to the requirements of reasonableness and satisfaction of any withholding obligation, the Company is entitled to an income tax deduction in the amount of the income recognized by the optionee. Any gain or loss on the optionee's subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on whether the shares are held for more or not more than one year, respectively, following exercise. The Company does not receive a tax deduction for any such gain. The maximum marginal rate at which ordinary income is taxed to individuals is currently 39.6% and the maximum rate at which long-term capital gains are taxed for most types of property is 20%.

     The grant of an incentive stock option ("ISO") under the Option Plan will not result in any federal income tax consequences to the optionee or to the Company. An optionee recognizes no federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the shares. If the optionee does not dispose of the shares within two years after the ISO was granted, nor within one year after the ISO was exercised and shares were purchased, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

     If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long- or short-term capital gain, depending on the holding period. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee (subject to the requirements of reasonableness and perhaps, in the future, the satisfaction of a withholding obligation).

     The "spread" under an ISO -- i.e., the difference between the fair market value of the shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

     Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible to the Company only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation in excess of $1 million if it complies with conditions imposed by Section 162(m) of the Code, including the establishment of a maximum number of shares which may be granted to any one employee during a specified time period. The Company has amended the Option Plan to set the maximum number of shares with respect to which options can be granted at 1,000,000 shares in any fiscal year.

     The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the Option Plan.

                                 PROPOSAL NO. 3

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP has served as the Company's independent accountants since the Company's inception and has been recommended to the Board of Directors as the Company's independent accountants for fiscal year 2000. In the event that ratification of this selection of accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of accountants. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the 2000 fiscal year.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2000.

           STOCKHOLDER PROPOSALS/STOCKHOLDER NOMINATIONS FOR DIRECTOR

     Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than June 13, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.

     The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee. Stockholders wishing to directly nominate candidates for election to the Board of Directors ("Director Nominations") and for the conduct of other business to be brought before an annual meeting ("Other Business"), must do so in accordance with the Company's Certificate of Incorporation (the "Certificate") and Bylaws.

     To be timely, notice of Director Nominations to be brought before an annual meeting or special meeting must be received by the Secretary of the Company, at the address set forth below, not earlier than ninety nor later than sixty days prior to the first anniversary of the preceding year's annual meeting or, if the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, such notice must be received not earlier than ninety days prior to such annual meeting and not later than the later of (1) the sixtieth day prior to the annual meeting or (2) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever occurs first. The Certificate also provides that notice of Director Nomination of a candidate for director shall include certain information with respect to a proposed nominee, including (without limitation) information as to such nominee's business background, relationships with stockholders and certain other parties, and share ownership in the Company.

     To be timely, notice of Other Business to be brought before an annual meeting or special meeting must be received by the Secretary of the Company, at the address set forth below, not later than ninety days prior to the meeting date or, if less than one hundred days notice or prior public disclosure of the date of the meeting is given to or made to stockholders, notice of Other Business must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting or special meeting was mailed or made public. The Company has not yet publicly announced the date of the 2000 Annual Meeting of Stockholders.

     Stockholder proposals for Other Business or Director Nominations should be mailed to Bill Smith, Corporate Controller, Verilink Corporation, 127 Jetplex Circle, Madison, Alabama, 35758.

                                 OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented.

     Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

                                          By Order of the Board of Directors

                                          Graham G. Pattison
                                          President, Chief Executive Officer
                                          and Director

October 15, 1999
San Jose, California

SKU No. 1526AM-PS99

                              VERILINK CORPORATION

                              AMENDED AND RESTATED
                             1993 STOCK OPTION PLAN



               1.     Establishment, Purpose and Definitions.

                      (a) There is hereby established the Amended and Restated 1993 Stock Option Plan (the "Plan") of Verilink Corporation (the "Adopting Company"). The Adopting Company along with any successor corporation to the Adopting Company and any present or future parent or subsidiary corporations of the Adopting Company or such successor corporation shall be collectively referred to as the "Company." For the purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the "Code").

                      (b) The purpose of the Plan is to create additional incentive for eligible individuals (as defined in Section 4 below) to promote the financial success and progress of the Company. The Plan provides employees, including officers and directors who are employees, of the Company, and holders of certain outstanding options issued under the Verilink Corporation 1983 Stock Option Plan or 1989 Officers and Directors Stock Option Plan (the "Prior Plans") an opportunity to purchase shares of Stock pursuant to options which may qualify as incentive stock options under Section 422 of the Code (referred to as "incentive stock options"). The Plan also provides employees, officers, directors, independent contractors and consultants of the Company and holders of certain outstanding options issued under the Prior Plans an opportunity to purchase shares of Stock pursuant to options which are not described in Section 422 of the Code (referred to as "nonqualified options").

               2.     Administration.

                      (a) The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may delegate the responsibility for administering the Plan to a committee (the "Committee") under such terms and conditions as the Board shall determine. With respect to grants of options to officers or directors of the Company, the Plan shall be administered by (a) the full Board or (b) a Committee designated by the Board which Committee shall be constituted in such a manner to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Securities Exchange Act of 1934 (the "Act") in accordance with Rule 16b-3 promulgated under the Act ("Rule 16b-3"). The provisions set forth in this
Section 2(a) shall automatically incorporate any additional requirements that may in the future be necessary for the Plan to comply with Rule 16b-3. Members of the Committee shall serve at the pleasure of the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee. If the Board does not delegate administration of the Plan to the

Committee, then each reference in this Plan to "the Committee" shall be construed to refer to the Board.

                      (b) The Committee shall determine which eligible individuals (as defined in Section 4, below) shall be granted options under the Plan, the timing of such grants, the terms thereof (including any restrictions on the Stock), and the number of shares subject to such options.

                      (c) The Committee may amend the terms of any outstanding option granted under this Plan, but any amendment which would adversely affect the Optionee's rights under an outstanding option shall not be made without the Optionee's written consent. The Committee may, with the Optionee's written consent, cancel any outstanding stock option or accept any outstanding stock option in exchange for a new option.

                      (d) The Committee shall have the sole authority, in its absolute discretion to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan, to construe and interpret the Plan, the rules and the regulations, and the instruments evidencing options or Stock granted under the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all participants.

                      (e) Grants of options to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more directors eligible to serve on a committee making awards qualifying as Performance-Based Compensation. In the case of such awards granted to Covered Employees, references to the "Committee" shall be deemed to be references to such Committee or subcommittee. "Covered Employee" means an employee who is a "covered employee" under Section 162(m)(3) of the Code. "Performance - Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

               3.     Stock Subject to the Plan.

                      (a) An aggregate of not more than 6,050,000 shares of Stock shall be available for the grant of stock options under the Plan. If an option is surrendered (except surrender for shares of Stock) or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to such option but as to which the option had not been exercised shall continue to be available under the Plan. Any Stock which is retained by the Company upon exercise of an option in order to satisfy the exercise price for such option or any withholding taxes due with respect to such option exercise shall be treated as issued to the Optionee and will thereafter not be available under the Plan.

                      (b) If there is any change in the Stock through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of two percent) or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Committee in order to preserve but not to increase the benefits to the individual, the number and kind of shares and the price per share subject to outstanding options and to adjust the number of shares which have been authorized for the grant of stock options under the Plan but as to which no options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an option.

               4.     Eligible Individuals.

                      (a) Individuals who shall be eligible to have granted to them the options provided for by the Plan shall be such employees, officers, directors, independent contractors and consultants of the Company as the Committee, in its discretion, shall designate from time to time. Notwithstanding the foregoing, only employees of the Company (including officers and directors who are bona fide employees) shall be eligible to receive incentive stock options.

                      (b) Individuals who hold unexercised incentive stock options under the Prior Plans and are employees of the Company shall be eligible to receive incentive stock options to purchase the same number of shares of Stock as the number of shares subject to their unexercised incentive stock options issued under the Prior Plans in substitution for such Prior Plan Options. Individuals who hold unexercised nonqualified stock options and are eligible individuals under Section 4(a) above shall be eligible to receive nonqualified stock options to purchase the same number of shares of Stock as the number of shares subject to their unexercised nonqualified options issued under the Prior Plans in substitution for such Prior Plan Options.

               5. The Option Price. The exercise price of the Stock covered by each incentive Stock option shall be not less than the per share fair market value of such Stock on the date the option is granted. The exercise price of the Stock covered by each nonqualified stock option shall be as determined by the Committee, but shall not be less than 85% of the fair market value of such stock on the date the option is granted. Notwithstanding the foregoing, in the case of an incentive stock option granted to a person possessing more than ten percent of the combined voting power of the Company, the exercise price shall be not less than 110 percent of the fair market value of the Stock on the date the option is granted. In the case of options intended to qualify as Performance-Based Compensation, the exercise price of Stock covered by each such Stock option shall be not less than 100% of the fair market value of such Stock on the date of grant. The exercise price of an option shall be subject to adjustment to the extent provided in Section 3(b), above.

               6.     Terms and Conditions of Options.

                      (a) Each option granted pursuant to the Plan will be evidenced by a written Stock Option Agreement executed by the Company and the person to whom such option is granted. Options received under the Plan in substitution for unexercised options received under the Prior Plans will be evidenced by a written substitution agreement executed by the Company and the person to whom that option is granted.

                      (b) The Committee shall determine the term of each option granted under the Plan; provided, however, that (i) the term of an incentive stock option shall not be for more than 10 years, and (ii) in the case of an incentive stock option granted to a person possessing more than ten percent of the combined voting power of the Company, the term shall be for no more than five years. Options received under the Plan in substitution for options received under the Prior Plans will have a new term as determined by the Committee subject to the limitations described in this Section 6(b) rather than continuing the term remaining on the options granted under the Prior Plans. Provided, however, that for incentive stock options granted in substitution for options under Prior Plans, the term under the original option plus the term under the substituted option cannot exceed 10 years, and, in the case of a person possessing more than ten percent of the combined voting power of the Company, the term under the original incentive stock option plus the term under the substituted incentive stock option cannot exceed five years.

                      (c) In the case of incentive stock options, the aggregate fair market value (determined as of the time such option is granted) of the Stock with respect to which incentive stock options are exercisable for the first time by an eligible employee in any calendar year (under this Plan and any other plans of the Company) shall not exceed $100,000. In the event an Optionee receives an option intended to be an incentive stock option which exceeds the fair market value limitation, the option shall be treated as a nonqualified option with respect to so much of the Stock subject thereto as exceeds that limitation.

                      (d) The maximum number of shares with respect to which options may be granted to any employee in any fiscal year of the Company shall be 1,000,000 shares of Stock. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 3(b). To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an employee, if any option is canceled, the canceled option shall continue to count against the maximum number of shares with respect to which options may be granted to the employee. For this purpose, the repricing of an option shall be treated as the cancellation of the existing option and the grant of a new option.

                      (e) The Stock Option Agreement may contain such other terms, provisions, and conditions as may be determined by the Committee. If an option, or any part thereof, is intended to qualify as an incentive stock option, the Stock Option Agreement shall contain those terms and conditions which are necessary to so qualify it.

               7. Use of Proceeds. Cash proceeds realized from the issuance of Stock under the Plan shall constitute general funds of the Company.

               8.     Amendment, Suspension, or Termination of the Plan.

                      (a) The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided that such amendment, suspension or termination complies with all applicable requirements of state and federal law, including any applicable requirement that the Plan or an amendment to the Plan be approved by the Company's stockholders, and provided further that, except as provided in Section 3(b) above, the Board shall in no event amend the Plan in the following respects without the consent of the stockholders then sufficient to approve the Plan in the first instance:

                             (i) To increase the maximum number of shares subject to incentive stock options issued under the Plan; or

                             (ii) To change the designation or class of persons eligible to receive incentive stock options under the Plan.

                      (b) No option may be granted under the Plan during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the affected individual's consent, alter or impair any rights or obligations under any option previously granted under the Plan. The Plan shall terminate with respect to the grant of incentive stock options on March 1, 2003, unless previously terminated by the Board pursuant to this Section 8.

               9. Assignability. An option shall be transferable to the extent provided in the option agreement covering the option, and the Committee shall have discretion to amend any outstanding option to provide for broader transferability of the option as the Committee may authorize. Notwithstanding the foregoing, if required by the Code, each incentive stock option under the Plan shall be transferable by the optionee only by will or the laws of descent and distribution, and, during the optionee's lifetime, shall be exercisable only by the optionee. In the event of any permitted transfer of an option hereunder, the transferee shall be entitled to exercise the option in the same manner and only to the same extent as the optionee (or his personal representative or the person who would have acquired the right to exercise the option by bequest or intestate succession) would have been entitled to exercise the option under Sections 6 and 12 had the option not been transferred.

               10. Provision of Information. The Company shall provide to each Optionee, during any period for which said Optionee has one or more options granted pursuant to the Plan outstanding, copies of annual financial statements of the Company.

               11. Transfer of Company's Rights. In the event the Company assigns to a third person, other than by operation of law, any of the Company's rights to repurchase any stock acquired on the exercise of an option, the assignee shall pay to the Company the value of such right as determined by the Committee in the Committee's sole discretion. Such consideration shall be in such form, including, without limitation, the performance of future services, as the Committee shall determine in the Committee's sole discretion.

               12.    Payment Upon Exercise of Options.

                      (a) Payment of the purchase price upon exercise of any option granted under this Plan shall be made in cash or check; provided, however, that the Committee, in its sole discretion, may permit an optionee to pay the option price in whole or in part (i) with shares of Stock owned by the Optionee; (ii) by delivery on a form prescribed by the Committee of an irrevocable direction to a securities broker approved by the Committee to sell shares and deliver all or a portion of the proceeds to the Company in payment for the Stock; (iii) by delivery of the optionee's promissory note with such recourse, interest, security, and redemption provisions as the Committee in its discretion determines appropriate; or (iv) in any combination of the foregoing. Any Stock used to exercise options shall be valued at its fair market value on the date of the exercise of the option. In addition, the Committee, in its sole discretion, may authorize the surrender by an optionee of all or part of an unexercised option and authorize a payment in consideration thereof of an amount equal to the difference between the aggregate fair market value of the Stock subject to such option and the aggregate option price of such Stock. In the Committee's discretion, such payment may be made in cash, shares of Stock with a fair market value on the date of surrender equal to the payment amount, or some combination thereof.

                      (b) In the event that the exercise price is satisfied by the Committee retaining from the shares of Stock otherwise to be issued to optionee shares of Stock having a value equal to the exercise price, the Committee may issue optionee an additional option, with terms identical to this option agreement, entitling optionee to purchase additional Stock in an amount equal to the number of shares so retained.

               13.    Withholding Taxes.

                      (a) No Stock shall be delivered under the Plan to any optionee until the optionee has made arrangements acceptable to the Committee for the satisfaction of federal, state, and local income and social security tax withholding obligations, including, without limitation, obligations incident to the receipt of Stock under the Plan or to the failure to satisfy the conditions for treatment as incentive stock options under applicable tax law. Upon exercise of an option the Company shall withhold from the optionee an amount sufficient to satisfy federal, state and local income and social security tax withholding obligations.

                      (b) In the event that such tax withholding is satisfied by the Company or the optionee's employer withholding shares of Stock otherwise deliverable to the optionee, the Committee may issue the optionee an additional option, with terms identical to the option agreement under which the option was exercised, entitling the optionee to purchase additional shares of Stock equal to the number of shares so withheld but at an exercise price equal to the fair market value of the Stock on the grant date of the new option.

               14. Restrictions on Transfer of Shares. The Stock acquired pursuant to the exercise of options granted under the Plan shall be subject to such restrictions and agreements regarding sale, assignment, encumbrances or other transfer as are in effect among the stockholders of the Company at the time such Stock is acquired.

               15. Transfer of Control. A "Transfer of Control" shall be deemed to have occurred in the event of any of the following:

                      (a) the sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Adopting Company where the stockholders before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Adoption Company;

                      (b) a merger in which the stockholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Adopting Company; or

                      (c) the sale or exchange of all or substantially all of the Adopting Company's assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the Code).

                      Any options which are neither exercised as of the date of the Transfer of Control nor assumed by the surviving, continuing, successor or purchasing corporation, as the case may be, shall terminate effective as of the date of the Transfer of Control.

               16. Stockholders Approval. This Plan shall only become effective with regard to incentive stock options upon its approval by a majority of the stockholders voting (in person or by proxy) at a stockholders' meeting held within 12 months of the Board's adoption of the Plan. The Committee may grant incentive stock options under the Plan prior to the stockholders' meeting, but until stockholder approval of the Plan is obtained, no incentive stock option shall be exercisable.

                                  DETACH HERE

                                     PROXY

                              VERILINK CORPORATION

                               145 Baytech Drive
                               San Jose, CA 95134

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING ON NOVEMBER 16, 1999.


Graham G. Pattison and John C. Batty, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of Verilink Common Stock which the undersigned may be entitled to vote, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Verilink Corporation (the "Company"), to be held on Tuesday, November 16, 1999 at the Company's corporate offices at 145 Baytech Drive, San Jose, California, at 9:00 a.m. Pacific Standard Time, and any adjournment or postponement thereof.

SEE REVERSE                                                          SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE

                                  DETACH HERE


[X] Please mark
    votes as in
    this example.

The Board of Directors recommends a vote FOR the election of Directors and FOR proposals 2 and 3.

1. Election of Class III Directors (or if the nominees are not available for election, such substitutes as the Board of Directors or the proxy holders may designate):
    Nominees:  Leigh S. Belden and Steven C. Taylor

                   FOR                  AGAINST
                   [ ]                    [ ]

    [ ]
        -------------------------------------------------------
        For, except vote withheld from the above nominee

2.  To ratify and approve an amendment to        FOR      AGAINST      ABSTAIN
    the Company's Amended and Restated           [ ]        [ ]          [ ]
    1993 Stock Option Plan to limit the
    maximum number of options that may be
    awarded to an employee in any one fiscal
    year of the Company in order to ensure
    compliance with the requirements of
    Section 162(m) of the Internal Revenue
    Code of 1986, as amended;

3.  To ratify and approve the appointment of     FOR      AGAINST      ABSTAIN
    PricewaterhouseCoopers LLP as the            [ ]        [ ]          [ ]
    Company's independent accountants for
    the fiscal year ending June 30, 2000.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW                              [ ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                               Date:               Signature:                               Date:
          -----------------------------        ---------               -----------------------------        ---------